Exhibit 99.1

Contact:	Christopher T. Grubb Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER

EARNINGS PER SHARE OF $0.28

•	Quarterly advisory revenues down 13% from last year; year-to-date advisory revenues down 12%; while worldwide overall volume of M&A completions has declined 26%

•

Quarterly total revenues, as well as cost ratios and profit margins, negatively impacted by a decline of $10.8 million in the current quarter and $23.6 million in last year’s third quarter in the value of our investment in Iridium Communications Inc.

•	Compensation ratio for the quarter at 53% despite large negative impact on revenues from Iridium; year-to-date compensation ratio also at 53%

•	Pre-tax profit margin for the nine month period at 22%, same as prior year

•	Repurchased 508,800 shares of our common stock during the third quarter through open market transactions

•	Recruited two Managing Directors to expand coverage of the healthcare sector

•	Recruited two Senior Advisors to assist in the expansion of client relationships in Germany

NEW YORK, October 17, 2012 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $62.7 million, net income allocable to common stockholders of $8.6 million and diluted earnings per share of $0.28 for the quarter ended September 30, 2012.

The Firm’s third quarter revenues compare with revenues of $60.4 million for the third quarter of 2011, up 4%. Advisory revenues for the quarter were $72.7 million compared to $83.2 million in the third quarter of 2011. Investment revenues in the third quarters of 2012 and 2011 were negative $10.0 million and negative $22.8 million, respectively, due primarily to mark-to-market losses from our investment in Iridium Communications Inc. (“Iridium”) (IRDM – NASDAQ).

For the nine months ended September 30, 2012, revenues were $192.8 million compared to $199.5 million for the comparable period in 2011, a decline of 3%. Advisory revenues for the nine months ended September 30, 2012 were $191.2 million compared to $217.3 million over the same year-to-date period in 2011, for a decline of 12%. Investment revenues for the nine months ended September 30, 2012 were $1.6 million compared to an investment loss of $17.8 million for the same period in the prior year.

The Firm’s third quarter net income allocated to common stockholders of $8.6 million and diluted earnings per share of $0.28 compared to net income allocated to common stockholders of $8.6 million and diluted earnings per share of $0.28 in the third quarter of 2011. On a year-to-date basis, net income allocated to common stockholders was $27.0 million through September 30, 2012 compared to $28.5 million for the comparable period in 2011, which represents a decrease of $1.5 million, or 5%. Diluted earnings per share for the nine months ended September 30, 2012 were $0.88 compared to $0.92 for the same period in 2011.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Global transaction activity remained weak in the third quarter and for the year to date. While that inevitably affects our performance in absolute terms, we are pleased that we continued to demonstrate an ability to increase our market share in the pool of advisory fees globally. Our year to date 12% decline in advisory revenues versus last year compares favorably to a 26%1 decline in global completed transaction volume and a 18%1 decline in global announced transaction volume. Within our business, the North American region continues to be the strongest performer, with Europe beginning to show some improvement and Australia weaker this year along with general market activity in that region. Meanwhile, our compensation ratio for the year is at 53%, well below that of our closest peers but still above our target level. We continue to expect to bring that ratio lower as and when transaction activity and our resulting revenue productivity return toward historic norms. Non-compensation expenses remain well under control with no change from last year, which suggests we are well positioned for significant margin improvement as transaction activity and revenue productivity rebound,” Robert F. Greenhill, Chairman, said.

“Our recent involvement in a large number of significant transactions despite what has been generally a very quiet market demonstrates the kind of inflection point in our activity level that we signaled a few months ago. Clearly we are benefitting from our position as the only major firm entirely focused on client advisory work, free of the conflicts that come from having principal trading activities and/or multiple products and services to sell. We are gratified that clients often chose us for sole or lead advisory roles, but we are also pleased to be increasingly added to a client’s advisory team when the initial advisor is found to have real or perceived conflicts. Having achieved our best run of transaction announcements in recent years, the advisory revenue amount we achieve for the full year will naturally now depend on the timing of transaction closings. But however those may fall, it is clear that we are well positioned for a strong finish to the year and are already set to commence next year with a considerably larger backlog than we began the current year with. The growth in our list of pending transactions, combined with a good flow of new early-stage assignments, gave us the confidence to increase our share repurchases this quarter, while also continuing to maintain our strong dividend. Looking ahead, we remain as positive as ever about our business, as the value and desirability of independent, unconflicted advice continues to receive wider recognition,” Scott L. Bok, Chief Executive Officer, commented.

1 Global M&A completed and announced transaction volume for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. Source: Thomson Financial as of October 15, 2012.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and nine month periods ended September 30, 2012 and 2011, respectively:

	For the Three Months Ended
	September 30, 2012		September 30, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$72.7	116%	$83.2	138%
Investment revenues	(10.0)	(16)%	(22.8)	(38)%

Total revenues	$62.7	100%	$60.4	100%

	For the Nine Months Ended
	September 30, 2012		September 30, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$191.2	99%	$217.3	109%
Investment revenues	1.6	1%	(17.8)	(9)%

Total revenues	$192.8	100%	$199.5	100%

Advisory Revenues

Advisory revenues were $72.7 million in the third quarter of 2012 compared to $83.2 million in the third quarter of 2011, a decrease of 13%. The decrease in advisory revenue in the third quarter of 2012 as compared to the same period in 2011 resulted primarily from a decrease in the fees earned from completed assignments and private capital advisory assignments, offset in part by an increase in announcement and opinion fees as well as retainer revenue from strategic advisory assignments.

For the nine months ended September 30, 2012, advisory revenues were $191.2 million compared to $217.3 million for the comparable period in 2011, representing a decrease of 12%. This decrease principally resulted from a decline in the number and scale of completed assignments, offset in part by an increase in announcement and opinion fees.

During the nine months ended September 30, 2012, we earned advisory revenues from 131 different clients as compared to 134 different clients for the same period in 2011. We earned $1 million or more from 50 clients for the period ended September 30, 2012 as compared to 51 clients for the same period in 2011.

During the nine months ended September 30, 2012, as compared to the same period in the prior year, worldwide completed M&A volume decreased by 26% from $1.899 trillion in 2011 to $1.401 trillion in 20121.

Completed assignments in the third quarter of 2012 included:

•	The representation of the Supervisory Board of ASML Holding NV on the establishment of a Customer Co-Investment Program;

•	the sale of Daily Mail and General Trust plc’s remaining 50 percent interest in DMG Radio Australia to Illyria Pty Ltd.;

•	the acquisition by Hancock Timber Resource Group of timberlands from Forest Capital Partners;

•	the representation of Inergy, L.P. on the sale of its retail propane assets to Suburban Propane Partners, L.P.;

•	the representation of Journal Communications, Inc. on the repurchase of all of the outstanding shares of its Class C common stock;

•	the representation of the Special Committee of the board of Kinder Morgan Energy Partners L.P. on the acquisition of Tennessee Gas Pipeline and a 50% interest in El Paso Natural Gas Pipeline;

•	the acquisition by Lion Pty Ltd of Little World Beverages Limited;

•	the acquisition of Merlin Securities LLC by Wells Fargo & Company; and

•	the acquisition by Sykes Enterprises, Inc. of Alpine Access Inc.

During the third quarter of 2012, our Capital Advisory group served as global placement agent on behalf of private equity and real estate funds for two interim closings of the sale of limited partnership interests in such funds.

The Firm announced in the third quarter the recruitment of Jeffrey Wasserstein (formerly a business executive involved in corporate development and commercial operating roles for a series of pharmaceutical companies) as a Managing Director focused on the pharmaceutical sector. Mr. Wasserstein will be based in our New York office.

In addition, the Firm recently announced the recruitment of Rupert Hill (most recently with Bank of America Merrill Lynch where he was Head of Healthcare for EMEA and Asia Pacific) as a Managing Director. Mr. Hill will focus on the healthcare sector in Europe, North America and emerging markets and will be based out of London.

1 Global M&A completed transaction volume for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. Source: Thomson Financial as of October 15, 2012.

The Firm also announced the addition of two Senior Advisors, Hartmut Ostrowski and Klaus Wübbenhorst. Both Mr. Ostrowski, who is the former Chief Executive Officer of Bertelsmann AG, and Mr. Wübbenhorst, who is the former Chief Executive Officer of GfK SE, will assist in the expansion of the Firm’s client relationships in Germany.

Investment Revenues

In 2009, the Firm announced its exit from the merchant banking business, and since then, has been in the process of seeking to realize value from its remaining principal investments.

In the third quarter of 2012, the Firm recorded investment revenues of negative $10.0 million compared to negative $22.8 million in the third quarter of 2011. During the third quarters of 2012 and 2011, the quoted market value of our investment in Iridium declined significantly and resulting investment losses of $10.8 million and $23.6 million were recorded in the third quarter of 2012 and 2011, respectively.

For the nine months ended September 30, 2012, the Firm recorded investment revenues of $1.6 million compared to negative $17.8 million for the nine months ended September 30, 2011. The increase in investment revenues in 2012 resulted primarily from a smaller decline in the market value of our investment in Iridium for the nine months ended September 30, 2012 as compared to the same period in the prior year.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, unaudited)
Net realized and unrealized gains on investments in merchant banking funds	$0.1	$0.2	$1.3	$0.9
Deferred gain on sale of certain merchant banking assets	0.1	0.2	0.2	0.6
Net realized and unrealized (loss) in Iridium	(10.8)	(23.6)	(1.2)	(20.1)
Interest income	0.6	0.4	1.3	0.8

Total investment revenues	$(10.0)	$(22.8)	$1.6	$(17.8)

At September 30, 2012, the Firm had principal investments of $92.5 million, including our investment in Iridium of $43.5 million and in previously sponsored and other merchant banking funds of $49.0 million, which includes $11.1 million of value that has been transferred to third parties subject to a put option. As part of our plan to sell our entire interest in Iridium over time, the Firm sold 1,000,000 shares of Iridium at an average price per share of $8.24 during the third quarter of 2012.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2012 were $48.8 million compared to $47.3 million of total operating expenses for the third quarter of 2011. This represents an increase in total operating expenses of $1.5 million, or 3%, which resulted principally from an increase in compensation expense offset by a decrease in our non-compensation expenses as described in more detail below. The pre-tax margin for the third quarters of 2012 and 2011 was 22%.

For the nine months ended September 30, 2012, total operating expenses were $150.4 million compared to $155.9 million of total operating expenses for the same period in 2011. The decrease of $5.5 million, or 4%, related principally to a decrease in our compensation expense, as described in more detail below. The pre-tax income margin for the nine months ending September 30, 2012 and 2011 was 22%.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, unaudited)
Employee compensation and benefits expense	$33.3	$30.4	$102.9	$108.4
% of revenues	53%	50%	53%	54%
Non-compensation expense	15.5	16.9	47.5	47.5
% of revenues	25%	28%	25%	24%
Total operating expense	48.8	47.3	150.4	155.9
% of revenues	78%	78%	78%	78%
Total income before tax	14.0	13.0	42.3	43.6
Pre-tax profit margin	22%	22%	22%	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2012 were $33.3 million, which reflected a 53% ratio of compensation to revenue. This amount compared to $30.4 million for the third quarter of 2011, which reflected a 50% ratio of compensation to revenue. The increase of $2.9 million, or 10%, resulted principally from a lower charge for the amortization of restricted stock units in the third quarter of 2011 due to the departure of certain employees. The increase in the ratio of compensation to revenues in the third quarter of 2012 as compared to the same period in 2011 resulted from higher compensation costs spread over slightly higher revenues.

For the nine months ended September 30, 2012, our employee compensation and benefits expenses were $102.9 million compared to $108.4 million for the same period in the prior year. The decrease of $5.5 million, or 5%, principally resulted from a lower year-end cash bonus accrual in the first nine months of 2012 as compared to the same period in 2011. On a year-to-date basis, the ratio of compensation expense to revenues was 53% as compared to 54% for the same nine month period in 2011.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.5 million in the third quarter of 2012 compared to $16.9 million in the third quarter of 2011, reflecting a decrease of $1.4 million, or 8%. The decrease in non-compensation expenses principally resulted from lower travel costs and general operating expenses.

For the first nine months of 2012 and 2011, our non-compensation expenses remained constant at $47.5 million. For the year-to-date period in 2012 as compared to the same period in 2011, increases in other general operating costs were offset by lower borrowing costs.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2012 and 2011 were 25% and 28%, respectively. The decrease in non-compensation expenses as a percentage of revenues resulted from lower costs spread over slightly higher revenues in the third quarter of 2012 as compared to the same period in 2011.

Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2012 were 25% compared to 24% for the same period in the prior year. This increase in non-compensation expense as a percentage of revenues resulted from comparable absolute costs for both periods spread over lower revenues in the nine months ended September 30, 2012 as compared to the same period in 2011.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the third quarter of 2012, the provision for income taxes was $5.4 million, which reflected an effective rate of 39%. This compared to an income tax expense in the third quarter of 2011 of

$4.4 million, which reflected an effective tax rate of 34% for the period. The increase in the provision for income taxes in the third quarter of 2012 as compared to the same period in 2011 resulted from both higher pre-tax income and a higher effective tax rate, which primarily was due to a greater proportion of earnings being taxed in higher tax rate jurisdictions.

For the nine months ended September 30, 2012, the provision for taxes was $15.3 million, which reflected an effective tax rate of 36%. This compared to a provision for taxes for the nine months ended September 30, 2011 of $15.1 million, which reflected an effective tax rate of 35% for the period. The increase in the provision for income taxes in the nine months ended September 30, 2012 as compared to the same period in 2011 resulted from a higher effective tax rate due to a greater proportion of earnings being generated in higher tax rate jurisdictions applied to lower pre-tax income in the period ended September 30, 2012.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2012, we had cash of $38.1 million, investments of $92.5 million and short-term debt of $35.4 million.

During the third quarter, the Firm repurchased 508,800 shares of its common stock in open market purchases at an average price of $39.32 per share, for a total cost of $20.0 million. For the nine months ended September 30, 2012 the Firm repurchased 859,006 shares of its common stock in open market purchases and 176,781 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $39.10, for a total cost of $40.5 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 19, 2012 to common stockholders of record on December 5, 2012.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, October 17, 2012, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s third quarter 2012 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (877) 883—0383 (toll-free domestic) or (412) 902—6506 (international); passcode: 0494466. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone (until November 19, 2012 at 9:00 a.m.) starting approximately one hour after the call ends. The replay can be accessed at (877) 344 -7529 (toll-free domestic) or (412) 317—0088 (international); passcode: 10019560. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Stockholm, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2011. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Advisory revenues	$72,757	$83,198	$191,160	$217,286
Investment revenues	(10,010)	(22,843)	1,594	(17,796)

Total revenues	62,747	60,355	192,754	199,490
Expenses
Employee compensation and benefits	33,290	30,446	102,932	108,426
Occupancy and equipment rental	4,627	4,444	13,370	13,077
Depreciation and amortization	1,775	2,093	5,463	5,960
Information services	2,103	2,001	6,192	5,569
Professional fees	1,304	1,581	4,038	4,391
Travel related expenses	2,270	2,917	8,359	8,371
Interest expense	242	374	750	1,618
Other operating expenses	3,158	3,521	9,337	8,470

Total expenses	48,769	47,377	150,441	155,882
Income before taxes	13,978	12,978	42,313	43,608
Provision for taxes	5,389	4,414	15,348	15,136

Consolidated net income	8,589	8,564	26,965	28,472
Less: Net income allocated to noncontrolling interests	–	–	–	6

Net income allocated to common stockholders	$8,589	$8,564	$26,965	$28,466

Average shares outstanding:
Basic	30,252,342	30,693,194	30,611,270	31,064,054
Diluted	30,260,808	30,693,194	30,618,837	31,065,257
Earnings per share:
Basic	$0.28	$0.28	$0.88	$0.92
Diluted	$0.28	$0.28	$0.88	$0.92
Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35